Exhibit 15.3

Supplemental Submission Pursuant to Item 16I(a) of Form 20-F

MOGU Inc. (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F in relation to the Holding Foreign Companies Accountable Act (“HFCAA”).

On August 22, 2022, the Company was conclusively identified by the U.S. Securities and Exchange Commission (the “SEC”) as a “Commission-Identified Issuer” pursuant to the HFCAA, following the filing by the Company with the SEC on July 15, 2022 of the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2022, which contains an audit report issued by PricewaterhouseCoopers Zhong Tian LLP, a registered public accounting firm retained by the Company, for the preparation of the audit report on the Company’s financial statements included therein. PricewaterhouseCoopers Zhong Tian LLP is a registered public accounting firm headquartered in mainland China, a jurisdiction where the Public Company Accounting Oversight Board (the “PCAOB”) had determined that it was unable to inspect or investigate completely registered public accounting firms that were headquartered there. The PCAOB subsequently vacated this determination on December 15, 2022.

In response to Item 16I(a) of Form 20-F, the Company believes that the following information establishes that it is not owned or controlled by a governmental entity in mainland China.

Mr. Qi Chen, our co-founder and the chairman of our board of directors beneficially owned approximately 17.0% of the total issued and outstanding ordinary shares of the Company, representing approximately 81.8% of the total voting power of the Company, as of June 30, 2023.

To the Company’s knowledge, based on an examination of the Company’s register of members and public filings made by its shareholders, except for Mr. Qi Chen, Tencent Entities (as defined below), Hillhouse Entities (as defined below), Trustbridge Partners IV, L.P., Bertelsmann China Holding GmbH and Exceed Intelligence Limited, no shareholder beneficially owned 5% or more of the Company’s total issued and outstanding shares as of June 30, 2023.

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Image Future Investment (HK) Limited and Tencent Growth Holdings Limited (collectively, the “Tencent Entities”) in the aggregate held 18.7% of the Company’s total outstanding shares and 4.1% of the Company’s aggregate voting power as of June 30, 2023. Image Future Investment (HK) Limited, a Hong Kong limited liability company, and Tencent Growth Holdings Limited, a Hong Kong limited liability company, are entities ultimately beneficially owned by Tencent Holdings Limited and are not governmental entities.
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HHLR Advisors, Ltd. and Hillhouse Investment Management, Ltd (collectively, the “Hillhouse Entities”) in the aggregate held 10.6% of the Company’s total outstanding shares and 2.4% of the Company’s aggregate voting power as of June 30, 2023. HHLR Advisors, Ltd. and Hillhouse Investment Management, Ltd are an exempted Cayman Islands companies and are not governmental entities.
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Trustbridge Partners IV, L.P. held 8.4% of the Company’s total outstanding shares and 1.8% of the Company’s aggregate voting power as of June 30, 2023. Trustbridge Partners IV, L.P. is a privately owned company incorporated in the Cayman Islands and is not a governmental entity.
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Bertelsmann China Holding GmbH held 8.1% of the Company’s total outstanding shares and 1.8% of the Company’s aggregate voting power as of June 30, 2023. Bertelsmann China Holding GmbH is a private German company and is not a governmental entity.
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Exceed Intelligence Limited held 5.5% of the Company’s total outstanding shares and 1.2% of the Company’s aggregate voting power as of June 30, 2023. Exceed Intelligence

Limited is a BVI business company and ultimately controlled by Mr. Yibo Wei, one of the co-founders of the Company, and is not a governmental entity.

Please refer to “Item 6E. Directors, Senior Management and Employees—Share Ownership.” of the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2023, filed with the SEC on July 31, 2023, for more details.

In addition, the Company is not aware of any governmental entity that is in possession of the power, direct or indirect, to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

MOGU Inc.

By:	/s/ Qi Chen
Name:	Qi Chen
Title:	Chairman of Board of Directors